SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

                                September 3, 1996
                         -------------------------------
                        (Date of earliest event reported)


                                 UDC HOMES, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


 Delaware                          1-11416                        86-0702254
- -------------               ---------------------            -------------------
(State of                   (Commission File No.)               (IRS Employer
Incorporation                                                Identification No.)


                  4812 South Mill Avenue, Tempe, Arizona 85282
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          (Address of principal executive offices, including zip code)


                                 (602) 820-4488
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              (Registrant's telephone number, including area code)


                                      None
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 4.           Changes in Registrant's Certifying Accountants
                  ----------------------------------------------


         On September 3, 1996, UDC Homes, Inc. (the "Company") dismissed its former independent accountants, Arthur Andersen LLP ("Andersen") and engaged Deloitte & Touche LLP, as independent accountants.

The reports of Andersen on the financial statements of the Company for either of the past two years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles except for the report dated October 20, 1995 related to the audit of the Company's August 31, 1995 consolidated balance sheet. The balance sheet was prepared assuming that the Company would continue as a going concern. The appropriateness of using the going concern basis was dependent upon, among other things, consummation of the plan of reorganization as confirmed by the Bankruptcy Court, success of future operations and the Company's ability to meet its obligations as they become due. The report of Andersen stated there was uncertainty with respect to certain litigation claims and the appropriateness of using the going concern assumption because of factors which raised substantial doubt about the ability of the Company to continue as a going concern.

During the two most recent fiscal years of the Company and each subsequent interim period preceding the dismissal, the Company believes there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not satisfactorily resolved, would have caused them to make reference in connection with their reports to the subject matter of the disagreements. Andersen has informed the Company that the following two items, in Andersen's opinion, did constitute disagreements:

         With respect to a contingent interest arrangement for one of the Company's debt instruments, the Company inquired whether such contingent interest could be recorded when due. Andersen believed that the contingent interest should be recorded as each house was sold on an estimated basis. This issue was resolved through the recording by the Company of an approximately $1 million adjustment in connection with fiscal year ended September 30, 1995, for which a Form 10-K was filed on December 28, 1995. Neither the Company's Audit Committee nor its Board of Directors discussed this matter with Andersen.

         In connection with the Company's Bankruptcy proceeding, the Company inquired whether it would be able to continue to carry on its balance sheet the deferred tax asset of approximately $26.9 million as a result of likely debt forgiveness and related income under the reorganization plan then being formulated. Andersen could find no support for continuing to carry this asset. Andersen and the Company's Board of Directors agreed to increase the valuation allowance to reduce the balance of the net deferred tax asset to zero at March 31, 1995.

The decision to change accountants was recommended by the Audit Committee of the Board of Directors of the Company. The Company's Board of Directors approved the decision to change independent accountants.

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
The Company has requested that Andersen furnish it with a letter addressed to the SEC, as required by Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements. After receipt of such letter, the Company will file it with the SEC by amendment to this Report on Form 8-K.

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
                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    UDC Homes, Inc.


                                    By:  /s/ Kenda B. Gonzales
                                         ----------------------
                                    Name:    Kenda B. Gonzales
                                    Title:       Senior Executive Vice President
                                                 and Chief Financial Officer
                                                 and Treasurer


Dated: September 10, 1996


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